Exhibit 99.1 State Street Corporation One Congress Street Boston, MA 02114 NYSE: STT www.statestreet.com October 14, 2026

STATE STREET REPORTS THIRD QUARTER 2026 EPS OF $3.69
See note (a) below for a description of the presentation in this news release

RON O’HANLEY CHAIRMAN AND CHIEF EXECUTIVE OFFICER
$4.0B	TOTAL REVENUE, up 13%

“The strength of our third-quarter results demonstrates continued momentum and disciplined execution across our global franchises. We generated record quarterly Servicing and Management fees as well as record FX client volumes, reflecting the strength of our client relationships and the breadth of our capabilities. This performance drove our eleventh consecutive quarter of year-over-year positive operating leverage, excluding notable items, resulting in pre-tax margin expansion to approximately 35%.”
O'Hanley continued: “Importantly, we progressed our strategic growth initiatives. In 3Q, we won our first Wealth Services mandate with one of the largest registered investment advisors in the United States. Building on an existing Charles River relationship, this mandate demonstrates One State Street in action, leveraging our shared client base, integrated capabilities, and unified coverage model to deepen relationships, expand our addressable market, and drive future growth.”
O'Hanley concluded: “We enter the final quarter of the year with strong momentum, a clear strategy, and confidence in our ability to deliver against our medium-term targets while continuing to create long-term value for shareholders.”

531BPS	TOTAL OPERATING LEVERAGE

34.6%	PRE-TAX MARGIN

16.4%	ROE

25.1%	ROTCE(a)

FINANCIAL HIGHLIGHTS

(Table presents summary results, dollars in millions, except per share amounts, or where otherwise noted)	3Q26	2Q26	3Q25	% QoQ		% YoY
Income statement:
Total fee revenue	$3,140	$3,188	$2,829	(2)%		11%
Net interest income	864	860	715	—		21
Other income	—	—	1	nm		nm
Total revenue	4,004	4,048	3,545	(1)		13
Provision for credit losses	(4)	—	9	nm		nm
Total expenses	2,620	2,659	2,434	(1)		8
Net income	1,090	1,084	861	1		27

Financial ratios and other metrics:
Diluted earnings per share (EPS)	$3.69	$3.65	$2.78	1%		33%
Return on average common equity (ROE)	16.4%	16.7%	13.4%	(0.3)%	pts	3.0%	pts
Return on average tangible common equity (ROTCE)(1)	25.1	25.5	20.9	(0.4)%	pts	4.2%	pts
Pre-tax margin	34.6	34.3	31.1	0.3%	pts	3.5%	pts
AUC/A ($ billions)(2)	$59,173	$57,858	$51,664	2%		15%
AUM ($ billions)(2)	6,306	6,278	5,446	—		16

(1) Ex-notables and some other metrics (e.g., ROTCE, or return on average tangible common equity) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures. There were no notable items in any of 3Q26, 2Q26, or 3Q25.
(2) As of quarter-end.
(a) Percentage changes noted reflect year-over-year 3Q comparisons, unless otherwise noted. Ex-notables and some other metrics (e.g., ROTCE, or return on average tangible common equity) are non-GAAP presentations; refer to the Addendum included with this news release for a reconciliation, and further explanations, of non-GAAP measures. There were no notable items in any of 3Q26, 2Q26, or 3Q25.
Investor Contact: Elizabeth Lynn +1 617-664-3477          Media Contact: Mark LaVoie +1 508-314-2807

3Q26 HIGHLIGHTS
(All comparisons are to 3Q25, unless otherwise noted)

AUC/A and AUM
•Investment Servicing AUC/A as of quarter-end increased 15% to a record $59.2 trillion, mainly due to higher market levels, net new business and flows
•Investment Management AUM as of quarter-end increased 16% to a record $6.3 trillion, mainly driven by higher market levels and net inflows

New business and strategy execution(a)
•New servicing wins in 3Q26
◦New servicing fee revenue wins: New servicing fee revenue wins of $68 million, primarily driven by back office and Alternatives
◦AUC/A wins: New servicing AUC/A wins of $429 billion, with the majority from Asset Owners and Asset Managers
•Future installations as of 3Q26
◦Servicing fee revenue: Quarter-end servicing fee revenue of $332 million to be installed in future periods
◦AUC/A: Quarter-end AUC/A of $2.98 trillion to be installed in future periods
•Announced agreement to acquire Santander CACEIS Latam Securities Services joint venture(b)
•Wealth Services: Won first Wealth Services mandate with a large U.S. registered investment advisor client
•Software services: Annual recurring revenue (ARR) increased approximately 8%, driven by continued SaaS client implementations and conversions
•Investment Management:
◦Broadened capabilities with 38 newly launched products and solutions
◦Continued momentum across U.S. Low-Cost ETF suite, U.S. Fixed Income, Gold, and EMEA
◦Launched new asset allocation ETF with University of California Investments
•Markets:
◦Record FX trading client volumes up 31%, average securities on loan up 15%
◦Winner of 5 categories in the Euromoney 2026 FX Awards

Revenue
•Total revenue increased 13%, driven by higher Fee revenue and Net Interest Income (NII)
•Fee revenue increased 11%, primarily driven by higher Servicing fees, Management fees, and FX trading services revenue, partially offset by lower Other fee revenue, which included the impact of market-related adjustments
◦Servicing fees increased 10%
◦Management fees increased 20%
◦FX trading services increased 17%
◦Securities finance increased 9%
◦Software services increased 5%
◦Other fee revenue decreased 29%
•NII increased 21%, reflecting an increase of 16 basis points in Net Interest Margin (NIM)

(a) See the "In This News Release" section for explanations of AUC/A and AUC/A to be installed, new servicing fee revenue wins and revenue to be installed, and Software services ARR.
(b) Subject to regulatory approvals and customary closing conditions.

Expenses
•Total expenses increased 8%, mainly driven by higher revenue-related costs and continued strategic investments
◦Compensation and employee benefits increased 8%
◦Information systems and communications increased 15%
◦Transaction processing services increased 4%
◦Occupancy decreased 4%
◦Other expenses increased 4%

Capital and liquidity
•Standardized common equity tier 1 (CET1) ratio at quarter-end of 11.0% decreased 0.3% points compared to 3Q25, largely due to continued capital return, higher risk-weighted assets (RWA) and a reduction in accumulated other comprehensive income (AOCI), partially offset by capital generated from earnings. CET1 ratio increased 0.2% points compared to 2Q26, primarily due to capital generated from earnings and lower RWA, partially offset by continued capital return and a reduction in AOCI
•Liquidity coverage ratio (LCR) at quarter-end for State Street Corporation was approximately 106%(a)
•In 3Q26, State Street returned a total of $651 million of capital to common shareholders, including $400 million of share repurchases and $251 million (or $0.92 per share) of declared dividends

(a) State Street Bank and Trust Company (SSBT) is also subject to minimum LCR requirements. SSBT’s average daily LCR was above the LCR minimum requirements in 3Q26.

INVESTMENT SERVICING AUC/A
The following table presents AUC/A information by product and financial instrument.

(As of period end, dollars in billions)	3Q26	2Q26	3Q25	% QoQ	% YoY
Assets Under Custody and/or Administration(1)
By product classification:
Collective funds, including ETFs	$20,852	$20,055	$17,795	4%	17%
Mutual funds	14,127	14,353	13,209	(2)	7
Pension products	11,318	11,219	10,321	1	10
Insurance and other products	12,876	12,231	10,339	5	25
Total Assets Under Custody and/or Administration	$59,173	$57,858	$51,664	2%	15%
By asset class:
Equities	$36,136	$34,670	$31,124	4%	16%
Fixed-income	14,074	14,160	12,874	(1)	9
Short-term and other investments(2)	8,963	9,028	7,666	(1)	17
Total Assets Under Custody and/or Administration	$59,173	$57,858	$51,664	2%	15%

(1) AUC/A values for certain asset classes are based on a lag, typically one-month.
(2) Short-term and other investments includes derivatives, cash and cash equivalents and other instruments.

INVESTMENT MANAGEMENT AUM
The following tables present 3Q26 activity in AUM by asset class, geography, vehicle, and strategy.

(Dollars in billions)	Balance as of June 30, 2026	Net Asset Flows	Market Appreciation / (Depreciation)	Foreign Exchange Impact	Total Market and Foreign Exchange Impact	Balance as of September 30, 2026
By Asset Class
Equity	$4,051	$17	$31	$5	$36	$4,104
Fixed-Income	776	32	(28)	5	(23)	785
Cash(1)	621	(62)	5	—	5	564
Multi-Asset	567	9	(1)	—	(1)	575
Alternative Investments(2)	263	11	4	—	4	278
Total Assets Under Management	$6,278	$7	$11	$10	$21	$6,306

By Geography(3)
Americas	$4,573	$(14)	$13	$—	$13	$4,572
Europe/Middle East/Africa	956	18	6	(2)	4	978
Asia-Pacific	749	3	(8)	12	4	756
Total Assets Under Management	$6,278	$7	$11	$10	$21	$6,306

By Vehicle
ETF	$2,204	$69	$12	$—	$12	$2,285
Separately Managed Accounts	2,340	3	(5)	10	5	2,348
Other Commingled Funds	1,734	(65)	4	—	4	1,673
Total Assets Under Management	$6,278	$7	$11	$10	$21	$6,306

By Strategy
Index Strategies and Solutions:
ETFs	$2,188	$68	$12	$—	$12	$2,268
Other Index	3,279	(1)	(7)	10	3	3,281
Total Index Strategies and Solutions	5,467	67	5	10	15	5,549
Active, Alternatives and Other	190	2	1	—	1	193
Cash(1)	621	(62)	5	—	5	564
Total Assets Under Management	$6,278	$7	$11	$10	$21	$6,306

(1) Includes both floating- and constant-net-asset-value portfolios held in commingled structures or separate accounts.
(2) Includes real estate investment trusts, currency and commodities, including SPDR® Gold Shares and SPDR® Gold MiniSharesSM Trust, for which we are not the investment manager but act as the marketing agent.
(3) Geographic mix is based on client location or fund management location.

(Dollars in billions)	3Q26	2Q26	1Q26	4Q25	3Q25
Beginning balance	$6,278	$5,620	$5,665	$5,446	$5,117
Net Asset Flows:
Index Strategies and Solutions:
ETFs	68	66	25	51	38
Other Index	(1)	15	13	14	(7)
Total Index Strategies and Solutions	67	81	38	65	31
Active, Alternatives and Other	2	(2)	3	(4)	(15)
Cash	(62)	35	8	24	10
Total Flows, net	7	114	49	85	26
Market Appreciation/(Depreciation)	11	551	(86)	148	310
Foreign Exchange Impact	10	(7)	(8)	(14)	(7)
Total Market and Foreign Exchange Impact	21	544	(94)	134	303

Ending balance	$6,306	$6,278	$5,620	$5,665	$5,446

Memo: ETF Total Flows, net	$69	$68	$25	$51	$37

REVENUE

(Dollars in millions)	3Q26	2Q26	3Q25	% QoQ		% YoY
Servicing fees	$1,492	$1,468	$1,357	1.6%		9.9%
Management fees	797	772	664	3.2		20.0
Foreign exchange trading services	427	494	364	(13.6)		17.3
Securities finance	151	150	138	0.7		9.4
Software services	175	166	167	5.4		4.8
Other fee revenue	98	138	139	(29.0)		(29.5)
Total fee revenue	$3,140	$3,188	$2,829	(1.5)%		11.0%

Net interest income	864	860	715	0.5%		20.8%
Other income	—	—	1	nm		nm
Total Revenue	$4,004	$4,048	$3,545	(1.1)%		12.9%

Net interest margin (FTE)(a)	1.12%	1.13%	0.96%	(1)	bp	16	bps
(a) Net interest margin (NIM) is presented on a fully taxable-equivalent (FTE) basis. Refer to the Addendum for reconciliations of our FTE-basis presentation.

Servicing fees increased 10% compared to 3Q25 and increased 2% compared to 2Q26, primarily driven by organic growth and higher average market levels.

Management fees increased 20% compared to 3Q25 and increased 3% compared to 2Q26, driven by higher average market levels and quarterly long-term net inflows of $69 billion, partially offset by Cash net outflows of $62 billion.

Foreign exchange trading services increased 17% compared to 3Q25, primarily due to higher overall client volumes. Foreign exchange trading services decreased 14% compared to 2Q26, largely reflecting a lower mix of emerging markets revenue.

Securities finance increased 9% compared to 3Q25 and increased 1% compared to 2Q26, largely driven by higher client lending balances in both Agency Lending and Prime Services.

Software services increased 5% compared to 3Q25 driven by higher Software and data revenue. Software services increased 5% compared to 2Q26, primarily driven by higher On-premises revenues and Software and data revenue.
Other fee revenue decreased 29% compared to both 3Q25 and 2Q26, primarily due to market-related adjustments.

Net interest income increased 21% compared to 3Q25, reflecting an increase of 16 basis points in NIM. Net interest income was relatively flat compared to 2Q26, as a higher day count offset a 1 basis point decrease in NIM and a modest decline in average interest-earning assets.

Total revenues were negatively impacted by currency translation of $10 million compared to both 3Q25 and 2Q26.

PROVISION FOR CREDIT LOSSES

(Dollars in millions)	3Q26	2Q26	3Q25	% QoQ	% YoY
Allowance for credit losses:
Beginning balance	$175	$179	$192	(2.2)%	(8.9)%
Provision for credit losses	(4)	—	9	nm	nm
Charge-offs	(5)	(4)	—	25.0	nm
Ending Balance	$166	$175	$201	(5.1)%	(17.4)%
Total provision for credit losses reflects a $4 million reserve release associated with commercial loan sales and repayments.

EXPENSES

(Dollars in millions)	3Q26	2Q26	3Q25	% QoQ		% YoY
Compensation and employee benefits	$1,251	$1,292	$1,162	(3.2)%		7.7%
Information systems and communications	594	589	517	0.8		14.9
Transaction processing services	286	280	276	2.1		3.6
Occupancy	102	96	106	6.3		(3.8)
Other	387	402	373	(3.7)		3.8
Total Expenses	$2,620	$2,659	$2,434	(1.5)%		7.6%

Effective tax rate	21.5%	21.9%	21.9%	(0.4)%	pts	(0.4)%	pts

Compensation and employee benefits increased 8% compared to 3Q25, mainly due to higher performance-based incentive compensation, incremental investment hires, and merit increases, partially offset by productivity savings. Compensation and employee benefits decreased 3% compared to 2Q26, primarily reflecting lower performance-based incentive compensation.

Information systems and communications increased 15% compared to 3Q25, largely related to technology and infrastructure investments and volume-related costs. Information systems and communications increased 1% compared to 2Q26, primarily due to technology and infrastructure investments.

Transaction processing services increased 4% compared to 3Q25 and increased 2% compared to 2Q26 mainly due to higher revenue-related costs.

Occupancy decreased 4% compared to 3Q25, mainly due to real estate footprint optimization. Occupancy increased 6% compared to 2Q26, primarily due to one-time items.

Other expenses increased 4% compared to 3Q25, mainly driven by higher revenue-related costs. Other expenses decreased 4% compared to 2Q26, largely reflecting lower professional fee spend, partially offset by higher revenue-related costs.

Total expenses were positively impacted by currency translation of $14 million and $6 million compared to 3Q25 and 2Q26, respectively.

TAXES
The effective tax rate of 21.5% in 3Q26 decreased from 21.9% in both 3Q25 and 2Q26, primarily due to higher discrete benefits in 3Q26.

CAPITAL AND LIQUIDITY
The following table presents preliminary estimates of regulatory capital and liquidity ratios for State Street Corporation.

(As of period end)	3Q26	2Q26	3Q25
Basel III Standardized Approach:
Common equity tier 1 ratio (CET1)	11.0%	10.8%	11.3%
Tier 1 capital ratio	13.9	13.2	13.9
Total capital ratio	15.2	14.5	15.5

Basel III Advanced Approaches:
Common equity tier 1 ratio (CET1)	13.4	13.2	13.1
Tier 1 capital ratio	16.9	16.3	16.2
Total capital ratio	18.4	17.8	17.8

Tier 1 leverage ratio	5.5	5.3	5.6
Supplementary leverage ratio (SLR)	6.4	6.2	6.4

State Street Corporation Liquidity coverage ratio (LCR)(1)	106%	107%	106%
(1) SSBT is also subject to minimum LCR requirements. SSBT’s average daily LCR was above the LCR minimum requirements in 3Q26.
Standardized capital ratios were binding for all periods included above.

CET1 (Standardized) ratio at quarter-end of 11.0% decreased 0.3% points compared to 3Q25, largely due to continued capital return, higher RWA and a reduction in AOCI, partially offset by capital generated from earnings. CET1 ratio increased 0.2% points compared to 2Q26, primarily due to capital generated from earnings and lower RWA, partially offset by continued capital return and a reduction in AOCI.

Tier 1 leverage ratio at quarter-end of 5.5% decreased 0.1% compared to 3Q25, largely due to continued capital return and higher average assets, partially offset by capital generated from earnings and higher preferred equity. Tier 1 leverage ratio at quarter-end increased 0.2% points compared to 2Q26, mainly driven by capital generated from earnings, higher preferred equity, and lower average balance sheet levels, partially offset by continued capital return.

SLR at quarter-end of 6.4% remained flat compared to 3Q25, as continued capital return and higher leverage exposure were largely offset by capital generated from earnings and higher preferred equity. SLR at quarter-end increased 0.2% points compared to 2Q26, largely due to capital generated from earnings, higher preferred equity, and lower leverage exposure, partially offset by continued capital return.

LCR at quarter-end for State Street Corporation was approximately 106%, flat compared to 3Q25 and down 1% point compared to 2Q26.

INVESTOR CONFERENCE CALL AND QUARTERLY WEBSITE DISCLOSURE
State Street will webcast an investor conference call today, Wednesday, October 14, 2026, at 11:00 a.m. ET, available at http://investors.statestreet.com. The conference call will also be available via telephone, at (800) 439-6511. The Participant Passcode is 96234#.

Recorded replay of the conference call will be available on the website beginning approximately two hours after the call's completion. The replay will be available for approximately one month following the conference call.

This News Release, presentation materials referred to on the conference call, and additional financial information are available on State Street's website, at http://investors.statestreet.com under “Investor News & Events" and under the title “Events & Presentations".

State Street intends to publish updates to its public disclosure regarding regulatory capital, as required by the Basel III final rule, and the liquidity coverage and net stable funding ratios, on a quarterly basis on its website at http://investors.statestreet.com, under “Filings & Reports". Those updates will be published each quarter, during the period beginning after State Street's public announcement of its quarterly results of operations and ending on or prior to the due date under applicable bank regulatory requirements (i.e., ordinarily, ending no later than 60 days following year-end or 40 to 45 days following each other quarter-end, as applicable). For 3Q26, State Street expects to publish its updates during the period beginning today and ending on or about November 9, 2026 and on or about November 14, 2026 for the liquidity coverage ratio.

State Street Corporation (NYSE: STT) is one of the world's leading providers of financial services to institutional investors including investment servicing, investment management and investment research and trading. With $59.2 trillion in assets under custody and/or administration and $6.3 trillion* in assets under management as of September 30, 2026, State Street operates globally in more than 100 geographic markets and employs approximately 51,000 worldwide. For more information, visit State Street's website at www.statestreet.com.
* Assets under management as of September 30, 2026 includes approximately $172 billion of assets with respect to SPDR® products for which State Street Global Advisors Funds Distributors, LLC (SSGA FD) acts solely as the marketing agent. SSGA FD and State Street Investment Management are affiliated.

IN THIS NEWS RELEASE:
•In addition to presenting State Street's financial results in conformity with U.S. generally accepted accounting principles, or GAAP, management also presents certain financial information on a basis that excludes or adjusts one or more items from GAAP. This latter basis is a non-GAAP presentation. In general, our non-GAAP financial results adjust selected GAAP-basis financial results to exclude the impact of revenue and expenses outside of State Street’s normal course of business or other notable items, such as acquisition and restructuring charges, repositioning charges, gains/losses on sales, as well as, for selected comparisons, seasonal items. For example, we sometimes present expenses on a basis we may refer to as “expenses ex-notable items", which exclude notable items and, to provide additional perspective on both prior year quarter and sequential quarter comparisons, may also exclude seasonal items. There were no notable items in any of 3Q26, 2Q26, or 3Q25. Management believes that this presentation of financial information facilitates an investor's further understanding and analysis of State Street's financial performance and trends with respect to State Street’s business operations from period-to-period, including providing additional insight into our underlying margin and profitability. In addition, Management may also provide additional non-GAAP measures. For example, we may sometimes present ratios, such as return on tangible common equity, based on an adjusted common shareholder equity metric, "tangible common equity", which reflects a reduction (net of deferred taxes) for goodwill and other intangible assets, as we believe this presentation provides additional context about our use of equity. As an additional example, we may present revenue and expense measures on a constant currency basis to identify the significance of changes in foreign currency exchange rates (which often are variable) in period-to-period comparisons. This presentation represents the effects of applying prior period weighted average foreign currency exchange rates to current period results. Non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, financial measures determined in conformity with GAAP. Refer to the Addendum included with this News Release for reconciliations of our non-GAAP financial information. To access the Addendum go to http://investors.statestreet.com and click on “Filings & Reports – Quarterly Results”.
•Stock purchases under our common stock repurchase programs may be made using various types of transactions, including open-market purchases, accelerated share repurchases or other transactions off the market, and may be made under Rule 10b5-1 trading programs. The timing and amount of any stock purchases and the type of transaction may not be consistent over the duration of the program, may vary from reporting period to reporting period and will depend on several factors, including our capital position and financial performance, investment opportunities, market conditions, regulatory considerations including the nature and timing of implementation of revisions to the Basel III framework, and the amount of common stock issued as part of employee compensation programs. The common share repurchase programs do not have specific price targets and may be suspended at any time. State Street’s common stock and other stock dividends, including the declaration, timing and amount, remain subject to consideration and approval by State Street’s Board of Directors at the relevant times.
•Servicing fee revenue wins (i.e., "sales") and backlog (i.e., "to be installed") represents estimates of future annual revenue associated with new servicing engagements State Street determines to be won during the current reporting period, which may include anticipated servicing-related revenues associated with acquisitions or structured transactions, based upon factors assessed at the time the engagement is determined by State Street to be won, including asset volumes, number of transactions, accounts and holdings, terms and expected strategy. These and other relevant factors influencing projected servicing fees upon asset implementation/onboarding will change from time to time prior to, upon and following asset implementation/onboarding, among other reasons, due to varying market levels and factors and client and investor activity and preferences. Servicing fee/backlog estimates are not updated to reflect those changes, regardless of the magnitude or direction of, or reason for, any change. Servicing fee revenue wins in any period include estimated fees attributable to both (1) services to be provided for new estimated AUC/A reflected in new investment servicing wins for the period (with AUC/A to be onboarded in the future) and (2) additional services to be provided for AUC/A already included in our end-of period AUC/A (i.e., for which other services are currently provided); and the magnitude of one source of servicing fee revenue wins relative to the other (i.e., (1) relative to (2)) will vary from period to period. Therefore, for these and other reasons, comparisons of estimated servicing fee revenue wins to estimated new investment servicing AUC/A wins for any period will not produce reliable fee per AUC/A estimates. No servicing fees are recognized until the point in the future when we begin performing the associated services with respect to the relevant AUC/A. Both AUC/A and servicing fee revenue, when presented on a "backlog" or "to be installed" basis, are presented as of period-end. See also the succeeding two bullets in this “In This News Release” section in reference to considerations applicable to pending servicing engagements, which similarly apply to engagements for which reported servicing fee revenue wins/backlog are attributable.
•New investment servicing mandates, including announced Alpha front-to-back investment servicing clients, may be subject to completion of definitive agreements, consents or assignments, approval of applicable boards and shareholders, customary regulatory approvals or other conditions, the failure to complete any of which will prevent the relevant mandate from being installed and serviced. New investment servicing mandates and servicing assets/fees remaining to be installed in future periods exclude new business which has been contracted, but for which the client has not yet provided permission to publicly disclose or anonymously disclose and is not yet installed. These excluded assets, which from time to time may be significant, will be included in new investment servicing mandates and reflected in servicing assets/fees remaining to be installed in the period in which the client provides its permission. Servicing mandates, servicing assets remaining to be installed in future periods and servicing fee revenues remaining to be installed in future periods are presented on a gross basis based on factors present on or about the time we determine the business to be won by us and are not updated based on subsequent developments, including changes in assets, market valuations, scope and, potentially termination. Such assets therefore also do not include the impact of clients who have notified us during the period of their intent to terminate or reduce their relationship with State Street, which from time to time may be significant.
•New business in assets to be serviced is reflected in our AUC/A after we begin servicing the assets, and new business in assets to be managed is reflected in our AUM after we begin managing the assets. As such, only a portion of any new investment servicing and investment management mandates may be reflected in our AUC/A and AUM as of any particular date specified. AUC/A values for certain asset classes are based on a lag, typically one-month. Generally, our servicing fee revenues are affected by several factors, and we provide varied services from our full suite of offerings to different clients. The basis for fees will also differ across regions and clients and can reflect pricing pressures traditionally experienced in our industry. Consequently, no assumption should be drawn as to future revenue run rate from announced servicing wins or new servicing business yet to be installed, as the amount of revenue associated with AUC/A can vary materially. Management fees also are generally affected by various factors, including investment product type and strategy and relationship pricing for clients, and are more sensitive to market valuations than are servicing fees. Therefore, no assumption should be drawn from management fees associated with changes in AUM levels. Levels of AUC/A, AUC/A to be installed, Servicing fee wins to be installed and AUM are always presented as of the end of the relevant period, unless otherwise specifically noted.
•Software services ARR, an operating metric, is calculated by annualizing the revenue from the last month of the relevant quarter for CRD and CRD for Private Markets and includes the annualized amount of most Software and data revenue, including revenue generated from SaaS, maintenance and support revenue, FIX, and value-added services, which are all expected to be recognized ratably over the term of client contracts. ARR does not include Software and data brokerage revenue, revenue from affiliates and licensing fees (excluding the portion allocated to maintenance and support) from On-premises software. This reflects a change in presentation which previously calculated those revenues by annualizing the revenue for the relevant quarter (as opposed to the revenue for the last month of the relevant quarter). Prior period amounts have been recast to conform to the current calculation. Software services ARR was $410 million, $433 million, and $442 million in 3Q25, 2Q26, and 3Q26, respectively.
•Revenue and pre-tax income reflects the application of ASC 606. Revenue recognition under ASC 606 results in the acceleration of a significant portion of revenues for On-premises software agreements when a client goes live or renews their contract with us. The amount of revenue recognized in any given quarter will be driven in large part by client activity, including agreements that renew or are installed in that quarter.
•Unless otherwise noted, all capital ratios referenced in this News Release and elsewhere in this presentation refer to State Street Corporation, or State Street, and not State Street Bank and Trust Company. The lower of capital ratios calculated under the Basel III advanced approaches and under the Basel III standardized approach are applied in the assessment of our capital adequacy for regulatory purposes. Standardized ratios were binding for 3Q26. Refer to the Addendum included with this News Release for additional information. All capital ratios are estimated. Liquidity Coverage Ratio (LCR) is a preliminary estimate based on a quarterly daily average.
•All earnings per share amounts represent fully diluted earnings per common share.
•Return on average common equity is determined by dividing annualized net income available to common shareholders by average common shareholders' equity for the period.
•Year-over-year (YoY) is the current period compared to the same period a year ago. Quarter-over-quarter (QoQ) is a sequential quarter comparison.
•Operating leverage is the rate of growth of total revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•Fee operating leverage is the rate of growth of total fee revenue less the rate of growth of total expenses, relative to the corresponding prior year period, as applicable.
•"AUC/A" denotes Assets Under Custody and/or Administration; "AUC" denotes Assets Under Custody; "AUM" denotes Assets Under Management; "SPDR" denotes Standard and Poor's Depository Receipt; "ETF" denotes Exchange-traded fund; "nm" denotes not meaningful; "EOP" denotes end of period.
•"CRD" denotes Charles River Development; "SaaS" denotes Software as a service; "FIX" denotes The Charles River Network's FIX Network Service (CRN); "On-premises" denotes On-premises revenue as recognized in the CRD business.
•"RWA" denotes risk-weighted assets; "AOCI" denotes Accumulated other comprehensive income.
•"FTE" denotes fully taxable-equivalent basis; NIM is presented on an FTE-basis, and is calculated by dividing FTE NII by average total interest-earning assets. Refer to the Addendum for reconciliations of our FTE-basis presentation.

FORWARD LOOKING STATEMENTS
This News Release contains forward-looking statements within the meaning of United States securities laws, including statements about our goals and expectations regarding our strategy, growth and sales prospects, capital management, business, financial and capital condition, results of operations, the financial and market outlook and the business environment. Forward-looking statements are often, but not always, identified by such forward-looking terminology as “expect,” “will,” “medium-term,” “outlook,” “target,” “opportunity,” “strategy,” “strategic,” “driver,” “priority,” “assumption,” “illustrative,” “framework,” “forecast,” “guidance,” “objective,” “believe,” “plan," “anticipate,” “seek," “may,” “trend,” “goal,” “estimate,” “intend,” “aim,” “outcome,” “future,” “pipeline,” and “trajectory,” or similar statements or variations of such terms. These statements are not guarantees of future performance, are inherently uncertain, are based on current assumptions that are difficult to predict and involve a number of risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed in those statements.
Important factors that may affect future results and outcomes include, but are not limited to:
•We are subject to intense competition, which could negatively affect our profitability;
•We are subject to significant pricing pressure and variability in our financial results and our AUC/A and AUM;
•We could be adversely affected by political, geopolitical, economic and market conditions, including, for example, as a result of liquidity or capital deficiencies (actual or perceived) by other financial institutions and related market and government actions, changes in U.S. trade or other policies or those policies of other nations, the ongoing conflicts in Ukraine and in the Middle East, major political shifts domestically or internationally (including the potential for retaliatory actions by governments, market participants or clients based on diverging perspectives or otherwise), actions taken by central banks in an attempt to address prevailing economic conditions, changes in monetary policy or periods of significant volatility in the markets for equity, fixed income and other asset classes globally or within specific markets;
•Our development and completion of new products and services, including State Street Alpha® and those related to wealth servicing, alternative investment management or digital assets or incorporating artificial intelligence, may impose costs on us, involve dependencies on third parties and may expose us to increased risks;
•Our business may be negatively affected by risks associated with strategic initiatives we are undertaking to enhance the effectiveness, including the adoption or integration of new technologies such as artificial intelligence, and efficiency of our operations and of our cybersecurity and technology infrastructure or by our failure to meet the related, resiliency or other expectations of our clients and regulators, or as a result of a cyber-attack or similar vulnerability in our or business partners' infrastructure;
•Our risk management framework, models and processes may not be effective in identifying or mitigating risk and reducing the potential for related losses, and a failure or circumvention of our controls and procedures, or errors or delays in our operational and transaction processing, or those of third parties, could have an adverse effect on our business, financial condition, operating results and reputation;
•Acquisitions, strategic alliances, joint ventures and divestitures, and the integration, retention and development of the benefits of these transactions, pose risks for our business;
•Competition for qualified members of our workforce is intense, and we may not be able to attract and retain the highly skilled people we need to support our business;
•Our investment securities portfolio, consolidated financial condition and consolidated results of operations could be adversely affected by changes in the financial markets, governmental action or monetary policy. For example, among other risks, changes in prevailing interest rates or market conditions have led, and were they to persist or occur in the future could further lead, to decreases in our NII or to portfolio management decisions resulting in reductions in our capital or liquidity ratios;
•Our business activities expose us to interest rate risk;
•We assume significant credit risk of counterparties, who may also have substantial financial dependencies on other financial institutions, and these credit exposures and concentrations could expose us to financial loss;
•Our fee revenue represents a significant portion of our revenue and is subject to and may decline based on, among other factors, market and currency declines, investment activities and preferences of our clients and their business mix, as well as the timing of new business onboarding;
•If we are unable to effectively manage our capital and liquidity, our financial condition, capital ratios, results of operations and business prospects could be adversely affected;
•Our return of capital to shareholders through common share repurchases and common stock dividends may be variable and is subject to various business and financial factors and regulatory requirements and approvals of our Board of Directors;
•We may need to raise additional capital or debt in the future, which may not be available to us or may only be available on unfavorable terms;
•If we experience a downgrade in our credit ratings, or an actual or perceived reduction in our financial strength, our borrowing and capital costs, liquidity and reputation could be adversely affected;
•Our business and capital-related activities, including common share repurchases, may be adversely affected by regulatory requirements and considerations, including capital, credit and liquidity;
•We face extensive and changing government regulation and supervision in the U.S. and non-U.S. jurisdictions in which we operate, which may increase our costs and compliance risks and may affect our business activities and strategies;

•Our businesses may be adversely affected by government enforcement and litigation;
•Our businesses may be adversely affected by increased and conflicting political, regulatory and client scrutiny of investment management, stewardship and sustainable investment strategies and services offered;
•Any misappropriation of the confidential information we possess could have an adverse impact on our business and could subject us to regulatory actions, litigation and other adverse effects;
•Our calculations of risk exposures, total RWA and capital ratios depend on data inputs, formulae, models, correlations and assumptions that are subject to change, which could materially impact our risk exposures, our total RWA and our capital ratios from period to period;
•Changes in accounting standards may adversely affect our consolidated results of operations and financial condition;
•Changes in tax laws, rules or regulations, challenges to our tax positions and changes in the composition of our pre-tax earnings may increase our effective tax rate;
•We could face liabilities for withholding and other non-income taxes, including in connection with our services to clients, as a result of tax authority examinations;
•Our businesses may be negatively affected by adverse publicity or other reputational harm;
•Shifting and maintaining operational activities to non-U.S. jurisdictions, changing our operating model, and outsourcing to, or insourcing from, third parties expose us to increased operational risk, geopolitical risk and reputational harm and may not result in expected cost savings or operational improvements;
•Attacks or unauthorized access to our or our business partners' or clients' information technology systems or facilities, such as cyber-attacks or other disruptions to our or their operations, including attacks leveraging advanced or new artificial intelligence models that are continuously evolving and presenting heightened risks, could result in significant costs, reputational damage and impacts on our business activities;
•Long-term contracts and customizing service delivery for clients expose us to increased operational risk, pricing and performance risk;
•We may not be able to protect our intellectual property or may infringe upon the rights of third parties;
•The quantitative models we use to manage our business may contain errors that could adversely impact our business, financial condition, operating results and regulatory compliance, and lapses in disclosure controls and procedures or internal control over financial reporting could occur, any of which could result in material harm;
•Our reputation and business prospects may be damaged if investors in the collective investment pools we sponsor or manage incur substantial losses in these investment pools or are restricted in redeeming their interests in these investment pools;
•The impacts of global regulatory requirements and expectations, shifting client preferences, and disclosure requirements related to climate risks and sustainability standards could adversely affect us; and
•We may incur losses or face negative impacts on our business as a result of unforeseen events, including terrorist attacks, geopolitical events, acute or chronic physical risk events, including natural disasters, pandemics, global conflicts, or a banking crisis, which may have a negative impact on our business and operations.
Other important factors that could cause actual results to differ materially from those indicated by any forward-looking statements are set forth in our 2025 Annual Report on Form 10-K and our subsequent SEC filings. We encourage investors to read these filings, particularly the sections on risk factors, for additional information with respect to any forward-looking statements and prior to making any investment decision. The forward-looking statements contained in this News Release should not be relied on as representing our expectations or beliefs as of any time subsequent to the time this News Release is first issued, and we do not undertake efforts to revise those forward-looking statements to reflect events after that time.